Exhibit 10.41

CHIPPAC, INC.

EMPLOYEE RETENTION AND SEVERANCE PLAN

ChipPAC, Inc., a Delaware corporation (“ChipPAC”), and its subsidiaries (together with ChipPAC, the “Company”), hereby establish the “ChipPAC, Inc. Employee Retention and Severance Plan” (together with Annex A hereto and the Agreements, the “Plan”) in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization among ST Assembly Test Services Ltd. (“STATS”), Camelot Merger, Inc. and ChipPAC, Inc., dated as of February 10, 2004 (the “Merger Agreement”).

ARTICLE I

DEFINITIONS

Unless elsewhere defined in the Plan, the following terms when capitalized in the Plan shall have the designated meaning unless a different meaning is plainly required by the context in which the term is used:

“Administrator” means Dennis W. Daniels or any successor Administrator appointed by the Compensation Committee of the Board.

“Agreement” means the award agreement specifying the benefits for which a Participant is eligible that each Participant must execute within the time period established by Administrator as a condition precedent to his or her right to receive such benefits.

“Board” means the board of directors of ChipPAC, Inc.

“Cause” means: (a) failure by Participant to substantially perform Participant’s customary duties as an employee of the Company in the ordinary course (other than such failure resulting from Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after Participant provides written notification to Administrator of termination of employment for Good Reason under the Plan) that, if susceptible to cure, has not been cured, as determined by Administrator in its sole discretion, within 10 days after a written demand for substantial performance is delivered to Participant by the Company, which demand specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties; (b) Participant’s gross negligence, intentional misconduct or fraud in the performance of his or her employment; (c) Participant’s indictment for a felony or for a crime involving fraud or dishonesty; or (d) Participant’s material violation of one or more of the Company’s policies applicable to Participant’s employment as may be in effect from time to time.

“ChipPAC Stock Option” means an option to purchase shares of ChipPAC Class A Common Stock outstanding immediately prior to the Closing, whether or not exercisable and whether or not vested, under the ChipPAC, Inc. 1999 Stock Purchase and Option Plan and the ChipPAC, Inc. 2000 Equity Incentive Plan.

“Claims Administrator” means Administrator or its delegee responsible for administering claims for benefits under the Plan.

“Claims Appeal Administrator” means Administrator or its delegee responsible for administering appeals from the denial or partial denial of claims for benefits under the Plan.

“Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Closing Base Pay” means, for any Participant, the Weekly Base Pay of such Participant determined on the business day immediately preceding the Closing.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and applicable regulations thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Effective Date” means February 10, 2004; provided, however, that in the event that the Merger Agreement is terminated, this Plan shall be void ab initio and no payments of any kind shall be made hereunder.

“Eligible Employee” means those employees of the Company described in Section 2.01.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Favorable Resolution” means final resolution in favor of Participant, by Administrator or otherwise, of a claim for Plan benefits filed by Participant in accordance with Article V.

“Good Reason” for termination of employment with the Company will be deemed to exist, unless Participant otherwise consents in writing, under one or more of the following circumstances if and only if on or prior to such Participant’s termination of employment, he or she informs the Company in writing that one of such circumstances has occurred and that, if susceptible to cure, has not been cured, as determined by Administrator in its sole discretion, within 10 days after a written demand for substantial performance is delivered to the Company by the Participant, which demand specifically identifies the manner in which the Participant believes that the Company has not performed its obligations:

(a) a reduction in Participant’s Weekly Base Pay to an amount less than Participant’s Closing Base Pay; provided, however, that any reduction that occurs concurrently with a reduction in salary of up to 10% over a two-year period commencing as of the Closing affecting the Chief Executive Officer of the Company, senior management of the Company and a majority of the employees of the Company worldwide as a result of a sustained, economic downturn and for the purpose of avoiding a material reduction in force, such reduction shall not constitute Good Reason under this subsection; it being understood that for clarity “the Company”

shall include STATS and its subsidiaries and other affiliates immediately following the Effective Date;

(b) as a condition of continued employment, Participant is required to work at a location more than 50 miles from the location of Participant’s work on the business day immediately preceding the Closing, in which case Good Reason shall not be deemed to exist until the date Participant is required to report to the new location; provided, however, that required travel on business of the Company to an extent substantially consistent with Participant’s business obligations on the business day immediately preceding the Closing shall not constitute Good Reason under this subsection; provided, further, that travel by sales personnel, technical program managers, product line marketing managers, product line engineers and finance personnel to the facilities of the Company and its subsidiaries shall not constitute Good Reason under this subsection;

(c) the nature or status of Participant’s authorities, duties or responsibilities has been materially and adversely altered from that in effect on the business day immediately preceding the Closing; provided, however, that alterations reasonably connected with the Company’s efforts to effect the Closing and the Integration shall not constitute Good Reason; or

(d) a material reduction in Participant’s level of benefits provided under any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit plans, policies, practices or arrangements in which Participant participates on the business day immediately preceding the Closing; provided, however, that reductions in equity-based compensation plans shall not constitute Good Reason; provided, further, that reductions in the level of benefits provided under any such plans, policies, practices or arrangements shall not constitute Good Reason if Participant’s reduced level of benefits remains substantially consistent with the average level of benefits under such plans, policies, practices or arrangements provided to other employees who have positions commensurate with Participant’s position;

“Integration” means the process by which the Company and STATS combine their businesses as contemplated by the Merger Agreement.

“Offer Letter” means the letter or agreement memorializing the terms of employment offered to and accepted by Participant at the commencement of his or her employment with the Company, as such letter or agreement may have been subsequently amended prior to the Effective Date.

“Participant” means an Eligible Employee selected by Administrator to participate in the Plan and who fulfills the requirements for participation in the Plan, including those set forth in Section 2.03.

“Release” means the general waiver and release, substantially in the form attached to the Plan as Annex A, to be executed and not revoked within the periods established by Administrator as a condition precedent to his or her right to receive certain benefits as may be specified in his or her Agreement.

“Weekly Base Pay” means, for any Participant, as of any date of determination, his or her annual base salary as of such date of determination, divided by 52 weeks, whether such salary is paid under monthly, semi-monthly, weekly, daily, hourly or other base rates then in effect. Weekly Base Pay shall include any amounts contributed by Participant to any retirement plan of the Company that, pursuant to Section 401(k) of the Code, are not included in the gross income of Participant in the taxable year for which such contributions are made, and shall include any amounts contributed by Participant to any welfare benefit plans maintained by the Company through a reduction in Participant’s compensation that, pursuant to Section 125 of the Code, are not included in the gross income of Participant for the taxable year in which such amounts are contributed, but shall exclude overtime earnings, bonuses, payments made to Participant under the ChipPAC, Inc. Sales Incentive Plan or ChipPAC, Inc. Short-Term Incentive Plan or any successor plans thereto, other incentive payments, or any special and extra compensation paid to Participant.

ARTICLE II

PARTICIPATION

Section 2.01. Eligibility. Only active, full-time employees of the Company as of the Closing are eligible to become Participants.

Section 2.02. Participant Selection. Administrator, after consultation with members of senior management of ChipPAC, shall determine, in its sole discretion, each Eligible Employee who will participate in the Plan and the benefits for which such Participant will be eligible. Administrator’s selection of Participants and designation of potential benefits shall be final, binding and conclusive as of the date such assignments are made.

Section 2.03. Participation. Administrator shall select Eligible Employees in accordance with Section 2.02 to participate in the Plan and advise them of the conditions governing participation and entitlement to benefits under the Plan (including, without limitation, the occurrence of the Closing) by delivering to them the Agreement, the terms of which are hereby incorporated by reference. To be eligible for benefits under the Plan, an Eligible Employee must file with Administrator, within the time period established by Administrator, an executed Agreement. A Participant’s entitlement to benefits shall be determined in accordance with Article III and pursuant to the terms of his or her Agreement.

ARTICLE III

RETENTION BENEFITS AND TERMS OF PAYMENT

Section 3.01. Plan Benefits. Administrator shall determine the benefits for which a Participant may be eligible under the Plan and shall designate such benefits in Participant’s Agreement.

Section. 3.02. Conditions Precedent to Plan Benefits. A Participant’s entitlement to receive benefits under the Plan shall be determined in accordance with the terms and conditions of the Plan and his or her Agreement and, subject to Section 5.02(i), shall be conditioned on the following:

(a) Participant’s selection by Administrator;

(b) Participant’s execution and return to Administrator of an Agreement within the time period established by Administrator;

(c) Participant’s compliance with the terms of the Agreement;

(d) the occurrence of the Closing;

(e) Participant’s continued full-time employment with the Company from the Effective Date through and including the Closing;

(f) for any claims for benefits in the event of termination by the Company without Cause or by Participant for Good Reason, if so provided in Participant’s Agreement, Participant’s timely submission of a claim for Plan benefits in accordance with Section 5.04 and the Favorable Resolution of such claim; and

(g) to the extent required pursuant to the terms of a Participant’s Agreement, Participant’s timely execution of, return of, and failure to revoke the Release.

Section 3.03. Payments. The payments to be made pursuant to the Plan shall be provided to Participant in the same manner (i.e., direct deposit or by internal mail delivery) as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Administrator. Federal and state income taxes shall be withheld from any payments under the Agreement and the Plan at the applicable rates, in addition to all other withholdings required by law.

Section 3.04. Requirement of Waiver and Release. A Participant’s Agreement will state if a Participant is required to execute and effectuate a Release satisfactory to the Company, in form and substance that is substantially similar to that attached as Annex A, prior to receipt of benefits under the Plan. In the event the Release is determined to be invalid or unenforceable for any reason, Participant shall not be entitled to the benefits under the Plan or as provided for in his or her Agreement and must return any sums received under the Plan or the Agreement unless Participant executes and effectuates an enforceable Release.

Section 3.05. Confidentiality. Participant shall be required to acknowledge that the terms and conditions of the Plan and the Agreement are confidential. Participant shall not disclose, publicize, or discuss any of the terms or conditions of the Plan or the Agreement with anyone, except his or her spouse, attorney, accountant, supervisor, or as required by law. In the event Participant discloses the Plan or the Agreement or any of their terms or conditions to his or her spouse, attorney, accountant, or supervisor, it shall be Participant’s duty to advise said individual(s) of the confidential nature of the Plan and the Agreement and to direct them not to disclose, publicize, or discuss any of the terms or conditions of the Plan with any other person. If Participant discloses, publicizes, or discusses any of the terms or conditions of the Plan or the Agreement with any other person, except his or her spouse, attorney, accountant, or supervisor, Participant will forfeit the right to all benefits to which he or she would have otherwise been entitled under the Plan and his or her Agreement.

ARTICLE IV

SOURCE OF PAYMENTS

Section 4.01. Unfunded Plan. All rights of a Participant or other person or entity having or claiming a right to payments under the Plan, if any, shall be entirely unfunded, and nothing in the Plan shall be construed to give such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by the Company, or in which the Company may have any right, title or interest now or in the future.

Section 4.02. Employer Liability. At its own discretion, the Company may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for the future benefit payments under the Plan; provided, however, that: (a) the Company shall be under no obligation to fund the benefits provided under the Plan; (b) the investment of the Company’s funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the Company may choose. Nothing stated herein shall prohibit the Company from adopting or establishing a trust or other means as a source for paying any obligations created hereunder; provided, however, that any and all rights that any Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof.

Section 4.03. Establishment of Trust. Notwithstanding any provisions of this Article IV to the contrary, the Company may make contributions to a trust intended to qualify as a “grantor trust” under the Code, in such amounts and at such times as it shall determine in its complete discretion. The trust contemplated by this Section 4.03 is not intended to cause Participants to realize current income on amounts contributed thereto, and the trust shall be so interpreted.

ARTICLE V

PLAN ADMINISTRATION

Section 5.01. Administration of Plan. Administrator shall operate and administer the Plan and, as such, shall have the authority as Administrator to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons. Administrator shall discharge its duties solely in the interest of and for the exclusive purpose of providing benefits to Participants.

Section 5.02. Powers of Administrator. Administrator and any of its delegees shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose. In furtherance of this duty, Administrator shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan. Further, any individual serving in the capacity as Administrator shall be authorized to take any actions authorized under the Plan and any Agreement, including, without limitation, execution of any Agreement. All findings, decisions, or determinations of any type made by Administrator, including factual determinations and any interpretation or construction of the Plan or an Agreement, shall be final, binding and conclusive on all parties and shall not be disturbed unless Administrator’s decisions are arbitrary and capricious. Administrator shall be the sole judge of the standard of proof required in any claim for benefits and/or in any question of eligibility for a benefit. By way of example, Administrator shall have the sole and exclusive power and discretion:

(a) to adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan on a consistent and uniform basis;

(b) to interpret the Plan including, without limitation, the power to use Administrator’s sole and exclusive discretion to construe and interpret (1) the Plan, (2) the intent of the Plan, and (3) any ambiguous, disputed or doubtful provisions of the Plan;

(c) to determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine the rights or eligibility of any employee, Participant or other claimant to receive benefits under the Plan;

(d) to require such information as Administrator may reasonably request from any employee, Participant or other claimant as a condition for receiving any benefit under the Plan;

(e) to grant and/or deny any and all claims for benefits, and construe any and all issues of Plan interpretation and/or fact issues relating to eligibility for benefits;

(f) to compute the amount and determine the manner and timing of any benefits payable under the Plan;

(g) to execute or deliver any instrument or make any payment on behalf of the Plan;

(h) to employ one or more persons to render advice with respect to any of Administrator’s responsibilities under the Plan;

(i) to accelerate payments to Participants under the Plan;

(j) to direct the Company concerning all payments that shall be made pursuant to the terms of the Plan; and

(k) to make findings of fact, to resolve disputed fact issues, and to make determinations based on the facts and evidence contained in the administrative record developed during the claims review procedure.

For any acts not specifically enumerated above, when applying, construing, or interpreting any and all Plan provisions and/or fact questions presented in claims for benefits, Administrator shall have the same discretionary powers as enumerated above.

Section 5.03. Claims Administration. Administrator may appoint and, in its sole discretion, remove, a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Plan in accordance with its terms, and, pursuant to Section 5.02, such delegees shall have all powers, authority, and discretion necessary or proper for such purpose. In the absence of such appointment, Administrator shall be the Claims Administrator and Claims Appeal Administrator.

Section 5.04. Filing Benefit Claims. Any claim asserting entitlement to a benefit under the Plan must be asserted within ninety (90) days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator, in accordance with Section 7.01. The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits. If the claim is granted, the claimant will be so notified in writing by the Claims Administrator within the time period described below.

Section 5.05. Denial or Partial Denial of Benefit Claims. If the Claims Administrator denies a claim for benefits, in whole or part, the Claims Administrator shall notify the claimant in writing of the adverse benefit determination within ninety (90) days after the Claims Administrator has received the claim. In the Claims Administrator’s sole discretion, the Claims Administrator may determine that special circumstances require an extension of time for processing the claim. If such an extension is required, the Claims Administrator will notify the claimant of the extension in writing prior to the expiration of the initial ninety(90)-day period. Such notice shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the benefit determination. In no event shall such extension exceed a period of ninety (90) days from the end of the initial claims period. The Claims Administrator will send the claimant written notification of its benefit determination if a claim is denied or partially denied. Such written notice shall contain:

(a) the specific reasons for the denial of the claim and reference to any pertinent Plan provisions on which the denial is based;

(b) if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

(c) an explanation of the claims review appeal procedures including the name and address of the person or committee to whom any appeal should be directed, the time limits applicable to such procedures, and a statement that the claimant has a right to bring a civil action pursuant to Section 502(a) of ERISA following an adverse benefit determination on review.

Section 5.06. Appeal of Claims That Are Denied or Partially Denied. The claimant may request review of the Claims Administrator’s denial or partial denial of a claim for Plan benefits. Such request must be made in writing within sixty (60) days after claimant has received notice of the Claims Administrator’s adverse benefit determination and shall include any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits. The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator. The Claims Appeal Administrator will consider all documents, materials or other evidence submitted by the claimant, regardless of whether such evidence was considered during the claimant’s initial benefit determination. The claimant may request, free of charge, copies of all documents, records and other information relevant to his or her claim for benefits.

Section 5.07. The Appeal Process. The Claims Administrator will submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim. Within sixty (60) days after the receipt of claimant’s appeal, claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator’s sole discretion, special circumstances require an extension of this period for up to an additional sixty (60) days. If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial sixty (60)-day period. Such notice shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Appeal Administrator expects to render the benefit determination.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.01. General. This Plan document and the related Agreements and Releases set forth all of the provisions of the Plan shall supersede any and all provisions providing for severance, retention or change of control payments or benefits, if any, set forth in Participant’s Offer Letter and all other prior oral or written plans, agreements, communications, negotiations, commitments and understandings with respect to such payments or benefits. In the event of payment under the Plan, Participant shall not be entitled to further or additional retention or change of control payments or benefits and shall waive all claims related thereto, whether arising prior to or after the Effective Date. The provisions of this Article VI shall survive a termination of the Plan.

Section 6.02. Amendment and Termination. No amendment, modification, suspension or termination of the Plan (a) will be effective after the Effective Date; (b) may reduce the amount of benefits or adversely affect the manner of payment of benefits of any Participant then entitled to receive benefits in accordance with the terms of Article III; or (c) may adversely affect the rights of any Participant with respect to any payment made or benefit awarded under the Plan; provided, however, that any amendment, modification, suspension or termination shall be effective if such is agreed to in writing and signed by the affected Participant and by the Plan Administrator, or by their legal representatives and successors.

Section 6.03. Successors. ChipPAC shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume the Plan and agree to perform the Company’s obligations under the Plan in the same manner such obligations would be performed if no such succession had taken place; provided, however, that for purposes of this Plan, the successor corporation shall be limited to the “Surviving Corporation.” (as defined in the Merger Agreement). Failure of ChipPAC to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Plan and shall entitle each Participant to compensation from ChipPAC in the same amount and on the same terms as he or she would be entitled hereunder if each of the conditions set forth in Section 3.02 were satisfied. Any successor or surviving entity that assumes or otherwise adopts the Plan as contemplated in this Section 6.03 shall succeed to all the rights, powers and duties of ChipPAC and the Board hereunder, subject to the restrictions on amendment or termination of the Plan as set forth in Section 6.02.

Section 6.04. Termination. The Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices.

(a) Any notices or claims for benefits to Administrator under the Plan or the Agreement shall be (1) in writing; (2) deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid; and (3) addressed as follows, unless changed otherwise by Administrator in a writing addressed to Participant at the last known address in the possession of the Company:

Dennis W. Daniels

Vice President, Corporate Administration

and Human Resources

ChipPAC, Inc.

47400 Kato Road

Fremont, California 94538

(b) Any notices or claims decisions Administrator is required to provide under the Plan or the Agreement shall be: (1) in writing; (2) deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid; and (3) addressed to Participant at the last known address in the possession of the Company; provided, however, that payments shall be made in the manner provided in Section 3.03.

Section 7.02. Plan Provisions Control. The terms and conditions of the Plan shall be incorporated into the Agreement. In the event of a conflict between the provisions of the Plan and the Agreement, the provisions of the Plan shall control.

Section 7.03. No Alienation. No Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law, except as may be otherwise required by law in connection with marital dissolution or child support obligations, or be subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process.

Section 7.04. No Mitigation. If Participant’s employment with the Company terminates, Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to Participant pursuant to Article III of the Plan. Further, the amount of any payment made or benefit provided for under the Plan shall not be reduced by any compensation earned by Participant as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Company; provided, however, that in the event that a Participant obtains subsequent employment during the period in which he or she is receiving payment of his or her COBRA premiums pursuant to Section 3.01(a)(3) or Section 3.01(b)(3) and he or she becomes eligible for health coverage from such subsequent employer, then the obligation of the Company to make payments of the COBRA premiums on Participant’s behalf shall automatically cease.

Section 7.05. Indemnification. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under applicable laws and regulations, the Company agrees to hold harmless and indemnify Administrator and its members against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan and any related trust other than losses resulting from any such person’s fraud, breach of fiduciary duty or willful misconduct.

Section 7.06. No Right to Employment. Nothing in the Plan or the Agreement shall be deemed to give any person the right to be retained in the service of the Company, be deemed to interfere with the right of the Company to discharge any person, or in any other way to constitute a contract of employment.

Section 7.07. Limitations of Payment to Participants. Notwithstanding any other provision of the Plan, in the event that any payment (or portion thereof) to be made hereunder to a Participant would constitute a “parachute payment” for purposes of Section 280G(b)(2) of the Code, such payment (or portion thereof) shall be reduced so that the remaining portion of such payment (if any) does not constitute a parachute payment. In the event that more than one payment (or portion thereof) would constitute a parachute payment, the preceding sentence shall apply first to the payment (or portion thereof) that is payable last in time, and then to the payment payable next to last in time, and so forth until none of the remaining payments (or portions thereof) constitute parachute payments.

Section 7.08. Captions. The captions of the Plan are not part of the provisions of the Plan and shall have no force and effect.

Section 7.09. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 7.10. Governing Law. The administration of the Plan shall be governed by the laws of the State of Delaware, without regard to the conflict of law principles of any state, except to the extent the laws of the State of Delaware as applied to the Plan are preempted by ERISA. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

ANNEX A

FORM OF RELEASE

FORM OF RELEASE

I,                                     , do hereby release and forever discharge as of the date hereof ChipPAC, Inc., a Delaware corporation, (the “Company”), and its subsidiaries and affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its subsidiaries and affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me pursuant to ChipPAC Inc.’s Employee Retention Plan (the “Plan”) represent, in part, consideration for signing this General Release. I understand and agree that I will not receive any payments or benefits pursuant to the terms of the Plan unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) pursuant to the Plan and other agreements or arrangements by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963, as amended; the Occupational Safety and Health Act of 1970; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Vocational Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act and the National Labor Relations Act, as amended, the California Fair Employment and Housing Act, the California Unruh Civil Rights Act, the California Equal Pay Law, any other federal or state anti-discrimination law or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; any applicable Executive Order Programs; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge of employment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation; or any claim relating to or arising from any alleged right to purchase, or actual purchase, of shares of stock of the Company; or any claim for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, other than the payments and benefits provided for in or in accordance with the Plan or ChipPAC Inc.’s Special Bonus Plan, as the case may be; or any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any rig

4. In recognition of the consideration provided in the Agreement, I hereby release and discharge the Released Parties from any and all claims, actions and causes of action that I may have against the Released Parties arising under the U.S. Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). I acknowledge that I understand that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.

By signing this Release, I hereby acknowledge and confirm the following:

(a) I am providing the release and discharge set forth in this Section 4 in exchange for consideration in addition to anything of value to which I am already entitled.

(b) I was hereby advised by the Company in writing to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release including, without limitation, the terms relating to my release of claims arising under ADEA.

(c) I have read this Release carefully and completely and understand each of the terms thereof.

(d) I am aware that I have twenty-one days in which to consider the terms of this Release, which I have knowingly and voluntarily waived by accepting the terms of the offer as described herein. For a period of seven days following my acceptance hereof, I have the right to revoke the release contained in this Section 4 (the “Revocation Period”) commencing immediately following the date I sign and deliver this General Release to the Company. The Revocation Period shall expire at 5:00 p.m. P.S.T. on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. No such revocation shall be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

As set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, I understand that I am not waiving any rights or claims provided under ADEA that may arise after this Agreement is executed by me.

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I represent that I am not aware of any claim by me other than the Claims that are released by this Agreement. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts and I hereby expressly waive any and all rights and benefits confirmed upon me by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, I agree to expressly waive and relinquish any and all rights and benefits I may have thereunder, as well as under any similar law or common law principle of similar effect of any state or territory of the United States with respect to the Claims released hereby.1

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that I will forfeit all amounts payable by the Company pursuant to this General Release if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to this General Release.

[1]	Insert comparable release language for employee residing or working in jurisdictions other than California.

9. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11. I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

12. I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this General Release after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. This General Release and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflict of laws.

BY	SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE EITHER DONE SO OR CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE SUCH VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	ANY CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE 21 DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Name: